EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT
Kristine D. Brenner
Director of Investor Relations
(810) 257-2506
kristine.brenner@citizensbanking.com
Citizens Republic Bancorp Announces First Quarter 2011 Results
FLINT, MICHIGAN, April 28, 2011 -— Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today a net loss from continuing operations of $68.7 million for the three months ended March 31, 2011, compared with net losses of $106.2 million for the fourth quarter of 2010 and $76.0 million for the first quarter of 2010. After incorporating the $5.6 million accrued but unpaid dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $74.3 million for the three months ended March 31, 2011, compared with $111.7 million for the fourth quarter of 2010 and $90.3 million for the first quarter of 2010. Results for the first quarter of 2010 included a net loss from discontinued operations of $9.0 million. Diluted net loss from continuing operations per share was $0.19 for the three months ended March 31, 2011, compared with $0.28 for the fourth quarter of 2010 and $0.21 for the first quarter of 2010.
“During the quarter, we substantially completed our accelerated plan to resolve problem assets that we announced last October. The execution of that plan was right in line with our expectations,” commented Cathleen Nash, president and chief executive officer.
“We have recognized dramatic credit quality improvement by reducing the level of non-performing assets by 58%, watch list loans by 43% and delinquent loans by 61% over the last six months. With this phase behind us, we can focus more of our energy on growing the company. Net interest margin increased another 11 basis points this quarter. We continue to realize consistent core deposit growth, strong liquidity and solid capital ratios. We are in a strong position to meet our expectations of third quarter profitability,” added Ms. Nash.
Key Highlights of the Quarter:
•	Problem asset resolution work substantially complete

•	Provision for loan losses fell to $89 million, declining 32% from the fourth quarter of 2010

•	Nonperforming assets decreased by $99 million from December 31, 2010. New inflows were under $30 million, the lowest level in over four years

•	Total 30-89 day delinquencies were down $47 million and ended the quarter at 0.90% of the portfolio, the lowest level since 2006

•	Core deposits remain strong, increasing from the previous quarter and a year ago, representing 65% of total deposits at March 31, 2011

•	Net interest margin increased to 3.53%, up 11 basis points from December 31, 2010 and 39 basis points from March 31, 2010
Balance Sheet
Total assets at March 31, 2011 were $9.7 billion, a decrease of $241.5 million or 2.4% from December 31, 2010 and a decrease of $1.9 billion or 16.5% from March 31, 2010. The declines were primarily due to reductions in total portfolio loans as a result of the accelerated resolution of problem assets. The decrease from March 31, 2010 was also due to the sale of Citizens’ wholly-owned subsidiary, F&M Bank-Iowa (“F&M”) during the second quarter of 2010.
Money market investments at March 31, 2011 totaled $495.6 million, an increase of $86.5 million or 21.1% from December 31, 2010 and a decrease of $265.2 million or 34.9% from March 31, 2010. The increase from December 31, 2010 was directly related to reinvesting a portion of the loan portfolio paydowns into money market investments. The decrease from March 31, 2010 was primarily the result of using money market investments to payoff maturing wholesale funding.
Investment securities at March 31, 2011 totaled $2.7 billion, an increase of $142.5 million or 5.6% from December 31, 2010 and an increase of $496.0 million or 22.8% over March 31, 2010. Increases in investment securities were largely due to reinvesting a portion of the loan portfolio paydowns.
The following table displays total portfolio loans at quarter end for each of the last five quarters.
Loan Portfolios

	March 31,	December	September	June 30,	March 31,
(in millions)	2011	31, 2010	30, 2010	2010	2010

Land hold	$17.3	$28.3	$37.1	$37.8	$39.3
Land development	22.7	34.8	73.8	84.3	101.0
Construction	23.3	103.7	155.4	156.3	164.4
Income producing	1,038.7	1,171.0	1,382.3	1,481.7	1,532.1
Owner-occupied	692.3	783.0	855.1	886.1	931.5

Total commercial real estate	1,794.3	2,120.8	2,503.7	2,646.2	2,768.3
Commercial and industrial	1,353.2	1,474.2	1,657.4	1,686.8	1,824.8

Total commercial	3,147.5	3,595.0	4,161.1	4,333.0	4,593.1

Residential mortgage	727.3	756.2	800.5	858.9	877.2
Direct consumer	1,006.4	1,045.5	1,091.7	1,132.2	1,174.7
Indirect consumer	823.0	819.9	834.7	814.0	794.2

Total consumer	2,556.7	2,621.6	2,726.9	2,805.1	2,846.1

Total portfolio loans	$5,704.2	$6,216.6	$6,888.0	$7,138.1	$7,439.2

Decreases in total portfolio loans in the first quarter of 2011 compared to the prior quarters reflect the results of the accelerated problem asset resolution ($460.0 million), paydowns as a result of normal client activity, and charge-offs.
Core deposits, which exclude all time deposits, totaled $5.0 billion at March 31, 2011, an increase of $143.4 million or 2.9% over December 31, 2010 and an increase of $188.0 million or 3.9% over March 31, 2010. Time deposits totaled $2.7 billion at March 31, 2011, a decrease of $178.7 million or 6.3% from December 31, 2010 and a decrease of $977.7 million or 26.8% from March 31, 2010. Total deposits at March 31, 2011 were $7.7 billion, essentially unchanged from December 31, 2010 and a decrease of $789.7 million or 9.3% from March 31, 2010. Changes in deposits were the result of a continued focus on core deposits and a strategic reduction of single service high cost and brokered deposits. The change from December 31, 2010 also reflects the year end seasonal increase in public funds balances.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $947.4 million at March 31, 2011, a decrease of $127.6 million or 11.9% from December 31, 2010 and a decrease of $423.5 million or 30.9% from March 31, 2010. The decreases were the result of a strategic reduction in securitized funding.
Capital Adequacy and Liquidity
Shareholders’ equity at March 31, 2011 totaled $945.4 million, a decrease of $66.3 million or 6.6% from December 31, 2010 and a decrease of $299.0 million or 24.0% from March 31, 2010. The decreases were primarily the result of net losses incurred.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

Capital Ratios

	Regulatory
	Minimum for				Excess Capital
	“Well-	March 31,	December 31,	March 31,	over Minimum
	Capitalized”	2011	2010	2010	(in millions)

Leverage ratio	5.00%	7.39%	7.71%	8.47%	$228,283
Tier 1 capital ratio	6.00	11.90	12.11	12.12	$349,571
Total capital ratio	10.00	13.24	13.51	13.49	$191,830
Tier 1 common equity (non-GAAP)		5.93	6.62	7.82
Tangible equity to tangible assets (non-GAAP)		6.57	7.09	7.96
Tangible common equity to tangible assets (non-GAAP)		3.59	4.20	5.54
Citizens maintains a strong liquidity position, with substantial on- and off-balance sheet liquidity sources and a stable funding base comprised of approximately 79% deposits, 9% long-term debt, 10% equity, and 2% short-term liabilities.
Net Interest Margin and Net Interest Income
Net interest margin was 3.53% for the first quarter of 2011 compared with 3.42% for the fourth quarter of 2010 and 3.14% for the first quarter of 2010. The increase in net interest margin over both prior periods was the result of declining deposit costs, reductions in high-cost funding, and wholesale funding repricing to lower fixed rates, partially offset by the effect of replacing declining loan balances with lower-yielding investment securities and money market investments and lower reinvestment rates in the loan and investment portfolios.
Net interest income was $78.6 million for the first quarter of 2011, a decrease of $3.1 million or 3.8% from the fourth quarter of 2010, and a decrease of $2.6 million or 3.2% from the first quarter of 2010. The decreases were the result of lower average earning assets, partially offset by the effects of the higher net interest margin.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate the credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
Delinquency Rates By Loan Portfolio

	March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010
30 to 89 days past due		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$0.5	2.95%	$2.2	7.90%	$—	—%	$1.3	3.34%	$0.6	1.64%
Land development	—	—	0.2	0.62	4.5	6.04	2.0	2.43	3.0	3.00
Construction	—	—	0.5	0.45	2.4	1.53	6.4	4.07	0.9	0.55
Income producing	4.8	0.46	20.7	1.76	35.2	2.55	22.9	1.55	51.7	3.37
Owner-occupied	2.0	0.29	14.7	1.88	18.3	2.14	16.4	1.85	13.6	1.46

Total commercial real estate	7.3	0.41	38.3	1.80	60.4	2.41	49.0	1.85	69.8	2.52
Commercial and industrial	6.2	0.46	9.0	0.61	23.8	1.43	10.3	0.61	15.1	0.83

Total commercial	13.5	0.43	47.3	1.32	84.2	2.02	59.3	1.37	84.9	1.85

Residential mortgage	10.3	1.41	15.4	2.03	14.6	1.82	20.8	2.42	21.5	2.45
Direct consumer	17.2	1.71	22.4	2.14	20.5	1.88	20.2	1.79	21.9	1.86
Indirect consumer	10.2	1.24	13.3	1.62	12.2	1.46	11.4	1.40	14.8	1.86

Total consumer	37.7	1.47	51.1	1.95	47.3	1.73	52.4	1.87	58.2	2.05

Total delinquent loans	$51.2	0.90	$98.4	1.58	$131.5	1.91	$111.7	1.57	$143.1	1.92

The decreases in total delinquencies were primarily the result of continued emphasis on proactively managing and resolving delinquent commercial and consumer loans. This marks the first time since December 2006 that 30-89 day past due loans have been below 1% of total portfolio loan balances.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial credits that are current in terms of principal and interest payments but may deteriorate in quality. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing or nonperforming (included in the other tables in this section). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to more intensive monitoring and workout activity. Watchlist loans that are in nonperforming status are included in the nonperforming assets table below.
Commercial Watchlist

	March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010
Accruing loans only		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$12.7	73.41%	$21.5	76.35%	$27.6	74.32%	$27.8	73.58%	$29.0	73.73%
Land development	9.9	43.28	18.7	53.66	45.4	61.54	40.5	47.97	50.4	49.95
Construction	4.6	19.89	33.2	32.05	46.5	29.90	52.5	33.61	54.4	33.07
Income producing	325.8	31.37	444.5	37.96	543.7	39.33	553.9	37.38	523.5	34.17
Owner-occupied	136.6	19.73	196.9	25.15	225.7	26.40	224.1	25.29	237.0	25.44

Total commercial real estate	489.6	27.29	714.8	33.71	888.9	35.50	898.8	33.96	894.3	32.31
Commercial and industrial	267.0	19.73	347.2	23.55	432.8	26.11	445.5	26.41	484.7	26.56

Total watchlist loans	$756.6	24.04	$1,062.0	29.54	$1,321.7	31.76	$1,344.3	31.02	$1,379.0	30.02

Watchlist credits declined $305.4 million from December 31, 2010 and $622.4 million from March 31, 2010 to $756.6 million at March 31, 2011, the lowest level since December 2006. The decrease was primarily due to the accelerated problem asset resolution initiatives along with a decrease in the level of new inflows.
Nonperforming Assets

	March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010
		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$1.2	6.68%	$3.2	11.50%	$5.6	15.13%	$5.2	13.76%	$4.9	12.49%
Land development	0.1	0.35	3.1	8.82	16.0	21.64	22.3	26.48	27.1	26.86
Construction	0.4	1.70	7.5	7.21	27.4	17.65	25.0	15.99	35.2	21.39
Income producing	28.2	2.72	62.0	5.30	147.7	10.69	148.4	10.02	144.0	9.40
Owner-occupied	21.7	3.14	42.8	5.47	63.3	7.40	59.5	6.71	89.0	9.56

Total commercial real estate	51.6	2.88	118.6	5.59	260.0	10.39	260.4	9.84	300.2	10.85
Commercial and industrial	25.8	1.91	57.8	3.92	61.5	3.71	67.0	3.97	69.7	3.82

Total nonaccruing commercial	77.4	2.46	176.4	4.91	321.5	7.73	327.4	7.56	369.9	8.05

Residential mortgage	30.4	4.18	22.1	2.92	16.9	2.11	31.0	3.61	17.6	2.01
Direct consumer	13.0	1.30	12.5	1.20	15.5	1.42	18.7	1.65	16.5	1.41
Indirect consumer	1.2	0.14	1.3	0.16	1.7	0.20	1.5	0.18	2.4	0.30

Total nonaccruing consumer	44.6	1.74	35.9	1.37	34.1	1.25	51.2	1.82	36.5	1.28
Total nonaccruing loans	122.0	2.14	212.3	3.42	355.6	5.16	378.6	5.30	406.4	5.46
Loans 90+ days still accruing	0.7	0.01	1.6	0.03	1.6	0.02	1.5	0.02	2.4	0.03
Restructured loans still accruing	12.7	0.22	6.4	0.10	7.0	0.10	4.6	0.06	4.8	0.06

Total nonperforming portfolio loans	135.4	2.37	220.3	3.54	364.2	5.29	384.7	5.39	413.6	5.56
Nonperforming held for sale	30.4		24.1		38.4		44.0		95.3
Other repossessed assets acquired	22.2		42.2		40.7		43.9		47.3

Total nonperforming assets	$188.0		$286.6		$443.3		$472.6		$556.2

Commercial inflows	$29.5		$110.9		$95.6		$75.9		$124.8
Commercial outflows	(128.5)		(256.0)		(101.5)		(118.6)		(74.8)

Net change	$(99.0)		$(145.1)		$(5.9)		$(42.7)		$50.0

Nonperforming assets decreased from December 31, 2010 and March 31, 2010, primarily due to the accelerated problem asset resolution initiatives. In addition, nonperforming commercial inflows dropped to $29.5 million, the lowest level since December 2006. The nonperforming commercial loan outflows were $128.5 million in the first quarter of 2011, primarily due to a combination of individual workouts and a bulk sale. In addition, the decrease in nonperforming held for sale assets from the first quarter of 2010 was primarily the result of the movement of certain residential nonperforming loans to held for sale in the first quarter of 2010, that were subsequently sold in the second quarter of 2010. This marks the sixth consecutive quarter of declines in nonperforming loans, as well as the first time since September 2008 that nonperforming loans as a percent of total portfolio loans have been below 3%.
Net Charge-Offs

						Three Months Ended
	March 31, 2011			December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010
		% of			% of		% of		% of		% of
(in millions)	$	Portfolio*		$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*

Land hold	$4.9	N/M	%	$5.2	73.54%	$0.3	3.30%	$0.4	3.72%	$—	—%
Land development	4.4	79.15		19.7	N/M	9.0	48.29	9.8	46.68	0.1	0.49
Construction	5.6	97.09		10.0	38.44	0.4	1.10	8.7	22.23	—	—
Income producing	77.6	30.30		64.2	21.74	30.8	8.85	12.6	3.41	7.6	2.01
Owner-occupied	25.3	14.80		18.1	9.16	4.8	2.21	18.9	8.57	6.9	3.01

Total commercial real estate	117.8	26.63		117.2	21.92	45.3	7.18	50.4	7.63	14.6	2.13
Commercial and industrial	32.0	9.59		26.0	7.01	6.8	1.62	11.4	2.71	12.9	2.86

Total commercial	149.8	19.30		143.2	15.81	52.1	4.97	61.8	5.72	27.5	2.43

Residential mortgage	3.4	1.90		6.1	3.20	23.3	11.57	0.6	0.29	80.1	37.05
Direct consumer	5.5	2.21		7.1	2.70	9.8	3.56	5.5	1.96	7.1	2.44
Indirect consumer	1.9	0.95		2.9	1.39	2.2	1.05	3.3	1.61	3.2	1.63

Total consumer	10.8	1.72		16.1	2.43	35.3	5.14	9.4	1.35	90.4	12.88

Total net charge-offs	$160.6	10.77		$159.3	9.46	$87.4	4.91	$71.2	3.90	$117.9	6.25

*	Represents an annualized rate.

N/M — Not Meaningful
Net charge-offs in the first quarter of 2011 were essentially unchanged from the fourth quarter of 2010. The increase in net charge-offs compared to the first quarter of 2010 was primarily the result of the resolution of certain problem assets through both bulk sale and individual workout efforts.
The following table summarizes the allocation of the allowance for loan losses for specific allocated, risk allocated, and general valuation allowances by loan type.

Allocation of the Allowance for Loan Losses(1)

	March 31, 2011		December 31, 2010		March 31, 2010
		Related		Related		Related
(in millions)	ALLL	NPL(2)	ALLL	NPL (2)	ALLL	NPL (2)
| | | | | |
Specific allocated allowance:
Commercial and industrial	$0.7	$17.0	$9.5	$43.5	$9.4	$49.4
Commercial real estate	6.7	37.4	23.5	98.4	71.4	263.4
Residential mortgage	2.0	10.2	1.1	5.4	1.4	5.8
Direct Consumer	0.2	1.7	0.1	1.2	0.1	1.1

Total specific allocated allowance	9.6	66.3	34.2	148.5	82.3	319.7

Risk allocated allowance:
Commercial and industrial	29.4	9.9	33.5	16.3	34.7	22.7
Commercial real estate (CRE)	84.7	22.7	99.1	22.7	110.8	36.8
Incremental risk allocated allowance — CRE	—	—	29.5	—	—	—

Total commercial	114.1	32.6	162.1	39.0	145.5	59.5
Residential mortgage	49.9	21.6	46.5	18.6	16.2	15.1
Direct Consumer	31.8	13.7	32.1	12.9	33.9	16.5
Indirect Consumer	14.9	1.2	16.6	1.3	37.4	2.8

Total risk allocated allowance	210.7	69.1	257.3	71.8	233.0	93.9

Total	220.3	135.4	291.5	220.3	315.3	413.6
General valuation allowances	3.8	—	4.5	—	7.1	—

Total	$224.1	$135.4	$296.0	$220.3	$322.4	$413.6

(1)	The allocation of the allowance for loan losses in the above table is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. Citizens does not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified.

(2)	Related NPL amounts in risk allocated allowances include restructured loans and still accruing and loans 90+ days past due and still accruing but classified as nonperforming.
The allowance for loan losses was $224.1 million or 165.6% of nonperforming portfolio loans at March 31, 2011, compared with $296.0 million or 134.4% at December 31, 2010 and $322.4 million or 77.9% at March 31, 2010. The decreases in amounts were primarily the result of an overall decrease in loan balances, an improvement in risk mix of the commercial portfolio, and the continuing stability in both portfolio and economic trends, as well as lower reserves identified for specific commercial loans. In addition, the $29.5 million of incremental risk allocated reserves established at December 31, 2010 to incorporate the impact of Citizens’ initiatives to resolve problem assets has been eliminated, as the resolution initiatives were substantially completed during the first quarter of 2011.
The allowance as a percentage of nonperforming loans at March 31, 2011 increased from December 31, 2010 and March 31, 2010 primarily as a result of the allowance for loan losses declining at a slower pace than the decline in nonperforming loans. While nonperforming loans declined over both periods, other offsetting factors that affect the risk allocated allowance such as historical loss experience, the continued depressed values in the real estate market, and other credit metrics result in a higher proportionate allowance.
After determining what Citizens believes is an appropriate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $88.7 million in the first quarter of 2011, compared with $131.3 million in the fourth quarter of 2010 and $101.4 million in the first quarter of 2010. The decreases in the provision were primarily due to the decline in the required allowance for loan losses as a result of the previously mentioned improvements in credit quality.
Noninterest Income
Noninterest income for the first quarter of 2011 was $23.1 million, a decrease of $0.9 million or 3.7% from the fourth quarter of 2010 and an increase of $0.8 million or 3.3% over the first quarter of 2010. The change from the fourth quarter of 2010 was due to a reduction in income from swap terminations, offset by better execution on loans held for sale. The increase from the first quarter of 2010 was due largely to better execution on loans held for sale.
Noninterest Expense
Noninterest expense for the first quarter of 2011 was $81.7 million, an increase of $4.4 million or 5.7% from the fourth quarter of 2010 and an increase of $3.6 million or 4.5% from the first quarter of 2010. The increases in noninterest expense over both prior periods were primarily the result of increased valuation writedowns and losses incurred as a result of the increase in property dispositions in the first quarter of 2011. This was partially offset by a net decline in most other noninterest expense categories as a result of various expense management initiatives implemented throughout the company.
Pre-Tax Pre-Provision Profit (non-GAAP)
The following table displays pre-tax pre-provision profit (non-GAAP) for each of the last five quarters.
Pre-tax pre-provision profit (non-GAAP)

			Three Months Ended
(in thousands)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

Loss from continuing operations	$(68,678)	$(106,154)	$(62,471)	$(44,456)	$(76,023)
Income tax provision from continuing operations	55	3,383	5,628	3,700	147
Provision for loan losses	88,724	131,296	89,617	70,614	101,355
Net loss on loans held for sale	1,106	3,069	1,441	8,405	7,702
Investment securities losses (gains)	383	171	—	(8,051)	(6,016)
Losses on other real estate (ORE)	9,122	930	1,967	3,778	6,763
Fair-value adjustment on bank owned life insurance (1)	(100)	(105)	(159)	280	(83)
Fair-value adjustment on swaps (1)	114	(535)	202	279	836

Pre-tax pre-provision profit (non-GAAP)	$30,726	$32,055	$36,225	$34,549	$34,681

(1)	Fair-value adjustment amounts contained in line item “Other income” on Consolidated Statements of Operations
Conference Call
Citizens’ senior management will review the quarter’s results in a conference call at 10:00 a.m. ET on Friday, April 29, 2011. A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com . In addition, a digital recording will be available approximately two hours after the completion of the conference call until May 6, 2011. To listen to the replay, please dial (800) 723-0394.
Discontinued Operations
As a result of the sale of Citizens’ wholly-owned subsidiary, F&M, during the second quarter of 2010, the financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of Citizens’ continuing operations throughout this release and, as such, are presented as a discontinued operation. While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect Citizens’ reported consolidated financial condition or net income for any of the prior periods.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this release includes non-GAAP financial measures such as tangible equity to tangible assets ratio, tangible common equity to tangible assets ratio, Tier 1 common equity ratio, pre-tax pre-provision profit, net interest margin, and the efficiency ratio. Citizens believes these non-GAAP financial measures provide additional information that is useful to investors in understanding the underlying performance of Citizens, its business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. To mitigate these limitations, Citizens has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that Citizens’ performance is properly reflected to facilitate consistent period-to-period comparisons. Although Citizens believes the above non-GAAP financial measures disclosed in this release enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
Tangible Equity, Tangible Common Equity and Tier 1 Common Equity Ratios (non-GAAP financial measures)
Citizens believes the exclusion of goodwill and other intangible assets to create “tangible assets” and “tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing Citizens’ capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess Citizens’ capital adequacy using tangible common equity and Tier 1 common equity, Citizens believes that it is useful to provide investors the ability to assess its capital adequacy on the same bases. Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity as shown in the Non-GAAP Reconciliation Table later in this release. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.
Pre-Tax Pre-Provision Profit (non-GAAP financial measure)
Pre-tax pre-provision profit (“PTPP”), as defined by Citizens’ management represents total revenue (total net interest income and noninterest income) excluding any securities gains/losses, fair-value adjustments on loans held for sale, interest rate swaps, and bank owned life insurance, less noninterest expense excluding any goodwill impairment charges, credit writedowns, fair-value adjustments and special assessments. While certain of these items are an integral part of Citizens’ banking operations, in each case, the excluded items are items that management believes are particularly impacted by economic stress or significant changes in the credit cycle and are therefore likely to make it more difficult to understand our underlying performance trends and the ability of our banking operations to generate revenue. Net interest income, noninterest income and noninterest expense are all calculated in accordance with GAAP and are presented in the consolidated statement of operations. While noninterest income and noninterest expense are adjusted for the specific items listed above in the calculation of PTPP, these adjustments represent the excluded items in their entirety for each period presented to better facilitate period to period comparisons.
Viewed together with Citizens’ GAAP results, PTPP provides management, investors and others with a useful metric to evaluate and better understand trends in Citizens’ period-to-period earnings power and ability to generate capital to cover credit losses, in each case exclusive of the effects of the current and recent economic stress and the credit cycle. As recent results for the banking industry demonstrate, loan charge-offs, related credit provision, and credit writedowns can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability all the more important to investors. The “Credit Quality” section of this release isolates the challenges and issues related to the credit quality of Citizens’ loan portfolio and their impact on Citizens’ earnings as reflected in the provision for loan losses.
A portion of the compensation awarded to Citizens’ Named Executive Officers and certain other management employees for their performance in 2010 and 2011 is measured against a PTPP performance target (as defined above) as Citizens believes that PTPP is a key measurement that helps keep revenue generation as a focus for its business and a particularly valuable measure during challenging credit cycles. Based on 2010 full year results, the total cash compensation award linked to PTPP was $1.1 million. Additionally, during 2010, approximately 1,129,000 shares of restricted stock and restricted stock units were granted which have a two-year vesting period based partially on PTPP results and partially on total provision expense. The grants are designed so that a portion of the compensation is based on provision expense while the remainder does not depend on management’s performance with regard to managing loan losses, securities impairments, and other asset impairments. The total potential cash compensation award linked to PTPP for 2011 is $0.9 million.
Like all non-GAAP metrics, PTPP’s usefulness is inherently limited. Because Citizens’ calculation of PTPP may differ from the calculation of similar measures used by other bank holding companies, PTPP should be used to determine and evaluate period to period trends in Citizens’ performance and in comparison to Citizens’ loan charge-offs, related credit provision, and credit writedowns, rather than in comparison to non-GAAP metrics used by other companies. In addition, investors should bear in mind that income tax expense (benefit), the provision for loan losses, and the other items excluded from revenues and expenses in the PTPP calculation are recurring and integral expenses to Citizens’ banking operations, and that these expenses will still accrue under GAAP, thereby reducing GAAP earnings and, ultimately, shareholders’ equity.
Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis using a 35% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments. See the Selected Quarterly Information Table, the Non-GAAP Reconciliation Table, and the Average Balances, Yields and Rates Table later in this release for additional information.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana with 220 offices and 249 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 55th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.
Factors that could cause or contribute to actual results differing materially from Citizens’ expectations include the risks and uncertainties detailed from time to time in Citizens’ annual and quarterly filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims, any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp, Inc.

	March 31,	December 31,	March 31,
(in thousands)	2011	2010	2010

Assets
Cash and due from banks	$136,638	$127,585	$148,161
Money market investments	495,562	409,079	760,746
Investment Securities:
Securities available for sale, at fair value	2,119,416	2,049,528	2,057,599
Securities held to maturity, at amortized cost (fair value of $541,646, $469,421 and $115,484, respectively)	547,449	474,832	113,259

Total investment securities	2,666,865	2,524,360	2,170,858
FHLB and Federal Reserve stock	143,873	143,873	155,084
Portfolio loans:
Commercial and industrial	1,353,167	1,474,227	1,824,801
Commercial real estate	1,794,284	2,120,735	2,768,299

Total commercial	3,147,451	3,594,962	4,593,100
Residential mortgage	727,304	756,245	877,201
Direct consumer	1,006,424	1,045,530	1,174,726
Indirect consumer	823,019	819,865	794,183

Total portfolio loans	5,704,198	6,216,602	7,439,210
Less: Allowance for loan losses	(224,117)	(296,031)	(322,377)

Net portfolio loans	5,480,081	5,920,571	7,116,833
Loans held for sale	38,121	40,347	107,772
Premises and equipment	102,162	104,714	108,680
Goodwill	318,150	318,150	318,150
Other intangible assets	9,626	10,454	13,247
Bank owned life insurance	218,016	217,757	216,179
Other assets	115,019	148,755	212,115
Assets of discontinued operations	—	—	324,097

Total assets	$9,724,113	$9,965,645	$11,651,922

Liabilities
Noninterest-bearing deposits	$1,413,920	$1,325,383	$1,239,352
Interest-bearing demand deposits	956,676	947,953	1,057,094
Savings deposits	2,646,851	2,600,750	2,533,002
Time deposits	2,674,058	2,852,748	3,651,750

Total deposits	7,691,505	7,726,834	8,481,198
Federal funds purchased and securities sold under agreements to repurchase	40,069	41,699	30,209
Other short-term borrowings	690	620	2,920
Other liabilities	139,819	152,072	133,893
Long-term debt	906,629	1,032,689	1,337,746
Liabilities of discontinued operations	—	—	421,562

Total liabilities	8,778,712	8,953,914	10,407,528
Shareholders’ Equity
Preferred stock — no par value	279,955	278,300	273,522
Common stock — no par value	1,432,271	1,431,829	1,430,273
Retained deficit	(752,547)	(678,242)	(453,910)
Accumulated other comprehensive loss	(14,278)	(20,156)	(5,491)

Total shareholders’ equity	945,401	1,011,731	1,244,394

Total liabilities and shareholders’ equity	$9,724,113	$9,965,645	$11,651,922

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp, Inc.

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2011	2010

Interest Income
Interest and fees on loans	$80,711	$101,742
Interest and dividends on investment securities:
Taxable	19,610	18,261
Tax-exempt	3,086	5,285
Dividends on FHLB and Federal Reserve stock	1,125	1,002
Money market investments	253	424

Total interest income	104,785	126,714

Interest Expense
Deposits	16,375	29,511
Short-term borrowings	18	24
Long-term debt	9,778	15,990

Total interest expense	26,171	45,525

Net Interest Income	78,614	81,189
Provision for loan losses	88,724	101,355

Net interest loss after provision for loan losses	(10,110)	(20,166)

Noninterest Income
Service charges on deposit accounts	9,429	9,684
Trust fees	3,923	3,795
Mortgage and other loan income	2,942	2,589
Brokerage and investment fees	1,108	933
ATM network user fees	1,755	1,597
Bankcard fees	2,238	2,007
Net loss on loans held for sale	(1,106)	(7,702)
Investment securities (losses) gains	(383)	6,016
Other income	3,237	3,474

Total noninterest income	23,143	22,393
Noninterest Expense
Salaries and employee benefits	31,018	29,947
Occupancy	7,562	7,461
Professional services	2,219	2,253
Equipment	3,052	3,072
Data processing services	4,352	4,629
Advertising and public relations	569	1,297
Postage and delivery	1,116	1,014
Other loan expenses	5,255	5,974
Losses on other real estate (ORE)	9,122	6,763
ORE expenses	1,768	1,190
Intangible asset amortization	828	1,130
Other expense	14,795	13,373

Total noninterest expense	81,656	78,103

Loss from Continuing Operations Before Income Taxes	(68,623)	(75,876)
Income tax provision from continuing operations	55	147

Loss from Continuing Operations	(68,678)	(76,023)
Discontinued operations:
Loss from discontinued operations (net of income tax)	—	(8,973)

Net Loss	(68,678)	(84,996)
Dividend on redeemable preferred stock	(5,627)	(5,282)

Net Loss Attributable to Common Shareholders	$(74,305)	$(90,278)

Loss Per Share from Continuing Operations
Basic	$(0.19)	$(0.21)
Diluted	(0.19)	(0.21)
Loss Per Share from Discontinued Operations
Basic	$—	$(0.02)
Diluted	—	(0.02)
Net Loss Per Common Share:
Basic	$(0.19)	$(0.23)
Diluted	(0.19)	(0.23)
Average Common Shares Outstanding:
Basic	394,060	393,779
Diluted	394,060	393,779

Selected Quarterly Information

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Summary of Operations (in thousands)
Net interest income	$78,614	$81,731	$81,558	$84,586	$81,189
Provision for loan losses	88,724	131,296	89,617	70,614	101,355
Noninterest income (1)	23,143	24,028	25,956	22,282	22,393
Noninterest expense	81,656	77,234	74,740	77,010	78,103
Income tax provision from continuing operations	55	3,383	5,628	3,700	147
Loss from continuing operations before income taxes	(68,678)	(106,154)	(62,471)	(44,456)	(76,023)
Income (loss) from discontinued operations (after tax)	—	—	—	5,151	(8,973)
Net loss	(68,678)	(106,154)	(62,471)	(39,305)	(84,996)
Net loss attributable to common shareholders (2)	(74,305)	(111,699)	(67,922)	(44,711)	(90,278)
Taxable equivalent adjustment	2,102	2,247	2,372	2,605	3,357

Per Common Share Data
Loss from continuing operations:
Basic	$(0.19)	$(0.28)	$(0.17)	$(0.12)	$(0.21)
Diluted	(0.19)	(0.28)	(0.17)	(0.12)	(0.21)
Discontinued operations:
Basic	$—	$—	$—	$0.01	$(0.02)
Diluted	—	—	—	0.01	(0.02)
Net loss:
Basic	$(0.19)	$(0.28)	$(0.17)	$(0.11)	$(0.23)
Diluted	(0.19)	(0.28)	(0.17)	(0.11)	(0.23)
Common book value	1.67	1.85	2.22	2.37	2.46
Tangible book value (non-GAAP)	1.55	1.72	2.08	2.24	2.28
Tangible common book value (non-GAAP)	0.85	1.02	1.39	1.54	1.59
Shares outstanding, end of period (000)(3)	397,783	397,167	397,071	396,979	394,392

At Period End (millions)
Assets	$9,724	$9,966	$10,639	$10,834	$11,328
Earning assets	9,010	9,303	9,932	10,098	10,595
Portfolio loans	5,704	6,217	6,888	7,138	7,439
Allowance for loan losses	224	296	324	322	322
Deposits	7,692	7,727	8,101	8,222	8,481
Long-term debt	907	1,033	1,185	1,211	1,338
Shareholders’ equity	945	1,012	1,157	1,218	1,244

Average for the Quarter (millions)
Assets	$9,899	$10,468	$10,803	$11,156	$11,575
Earning assets	9,231	9,769	10,065	10,432	10,839
Portfolio loans	6,051	6,682	7,059	7,318	7,654
Allowance for loan losses	295	324	322	322	336
Deposits	7,730	7,965	8,198	8,431	8,544
Long-term debt	971	1,160	1,203	1,315	1,450
Shareholders’ equity	1,002	1,145	1,215	1,239	1,323

Financial Ratios (annualized)(4)
Return on average assets	(2.81)%	(4.02)%	(2.29)%	(1.60)%	(2.66)%
Return on average shareholders’ equity	(27.79)	(36.78)	(20.40)	(14.40)	(23.30)
Average shareholders’ equity / average assets	10.13	10.94	11.25	11.10	11.43
Net interest margin (FTE) (5)	3.53	3.42	3.32	3.35	3.14
Efficiency ratio (non-GAAP) (6)	78.33	71.39	68.02	75.93	77.39
Allowance for loan losses as a percent of portfolio loans	3.93	4.76	4.70	4.51	4.33
Allowance for loan losses as a percent of nonperforming loans	165.56	134.39	88.98	83.67	77.94
Allowance for loan losses as a percent of nonperforming assets	119.18	103.30	73.10	68.11	57.96
Nonperforming loans as a percent of portfolio loans	2.37	3.54	5.29	5.39	5.56
Nonperforming assets as a percent of portfolio loans plus ORAA(7)	3.26	4.55	6.35	6.53	7.32
Nonperforming assets as a percent of total assets	1.93	2.88	4.17	4.36	4.91
Net loans charged off as a percent of average portfolio loans (annualized)	10.77	9.46	4.91	3.90	6.25
Leverage ratio	7.39	7.71	8.50	8.72	8.47
Tier 1 capital ratio	11.90	12.11	12.41	12.79	12.12
Total capital ratio	13.24	13.51	13.80	14.17	13.49

(1)	Noninterest income includes a gain on investment securities of $8.0 million and $6.0 million in the second and first quarter of 2010.

(2)	Net loss attributable to common shareholders includes a non-cash dividend to preferred shareholders of $5.6 million in the first quarter of 2011 and $5.5 million, $5.4 million, $5.4 million and $5.3 million in the fourth, third, second and first quarters of 2010.

(3)	Includes participating shares, which are restricted stock units and restricted shares.

(4)	Financial ratios are based on continuing operations.

(5)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(6)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense – Goodwill impairment)/(Net interest income + taxable equivalent adjustment + Total noninterest income – Investment securities (losses) gains).

(7)	Other real estate assets acquired (“ORAA”) include loans held for sale.

Non-GAAP Reconciliation

	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Efficiency Ratio (non-GAAP) (in thousands)
Net interest income (A)	$78,614	$81,731	$81,558	$84,586	$81,189
Taxable equivalent adjustment (B)	2,102	2,247	2,372	2,605	3,357
Investment securities (losses) gain (C)	(383)	(171)	—	8,051	6,016
Noninterest income (D)	23,143	24,028	25,956	22,282	22,393
Noninterest expense (E)	81,656	77,234	74,740	77,010	78,103

Efficiency ratio: E/(A+B-C+D) (non-GAAP)	78.33%	71.39%	68.02%	75.93%	77.39%

Tangible Common Equity to Tangible Assets (in millions)
Total assets(1)	$9,724	$9,966	$10,639	$10,834	$11,652
Goodwill(2)	(318)	(318)	(318)	(318)	(331)
Other intangible assets	(10)	(11)	(11)	(12)	(13)

Tangible assets (non-GAAP)	$9,396	$9,637	$10,310	$10,504	$11,308

Total shareholders’ equity	$945	$1,012	$1,157	$1,218	$1,244
Goodwill(2)	(318)	(318)	(318)	(318)	(331)
Other intangible assets	(10)	(11)	(11)	(12)	(13)

Tangible equity (non-GAAP)	$617	$683	$828	$888	$900

Tangible equity	$617	$683	$828	$888	$900
Preferred stock	(280)	(278)	(277)	(275)	(274)

Tangible common equity (non-GAAP)	$337	$405	$551	$613	$626

Tier 1 Common Equity (in millions)
Total shareholders’ equity	$945	$1,012	$1,157	$1,218	$1,244
Qualifying capital securities	74	74	74	74	74
Goodwill(2)	(318)	(318)	(318)	(318)	(331)
Accumulated other comprehensive loss (income)	14	20	(16)	(10)	6
Other intangible assets	(10)	(11)	(11)	(12)	(13)

Tier 1 capital (regulatory)	$705	$777	$886	$952	$980

Tier 1 capital (regulatory)	$705	$777	$886	$952	$980
Qualifying capital securities	(74)	(74)	(74)	(74)	(74)
Preferred stock	(280)	(278)	(277)	(275)	(274)

Total Tier 1 common equity (non-GAAP)	$351	$425	$535	$603	$632

Net risk-weighted assets (regulatory)(3)	$5,930	$6,417	$7,133	$7,432	$8,083

Equity to assets	9.72%	10.15%	10.88%	11.24%	10.68%
Tier 1 common equity (non-GAAP)	5.93	6.62	7.50	8.10	7.82
Tangible equity to tangible assets (non-GAAP)	6.57	7.09	8.03	8.45	7.96
Tangible common equity to tangible assets (non-GAAP)	3.59	4.20	5.34	5.83	5.54

(1)	Total asset represents assets for continuing operations, as shown on the balance sheet, and includes assets of discontinued operations of $324 million in the first quarter of 2010.

(2)	Goodwill represents goodwill for continuing operations, as shown on the balance sheet, and includes goodwill for discontinued operations of $12.6 million in the first quarter of 2010.

(3)	Net risk-weighted assets (regulatory) for second quarter 2010 were calculated on a combined basis.

Noninterest Income and Noninterest Expense

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2011	2010	2010	2010	2010

Service charges on deposit accounts	$9,429	$10,072	$10,609	$9,971	$9,684
Trust fees	3,923	4,135	3,837	3,836	3,795
Mortgage and other loan income	2,942	3,109	2,590	2,198	2,589
Brokerage and investment fees	1,108	1,264	1,060	1,322	933
ATM network user fees	1,755	1,825	1,864	1,771	1,597
Bankcard fees	2,238	2,325	2,261	2,266	2,007
Net loss on loans held for sale	(1,106)	(3,069)	(1,441)	(8,405)	(7,702)
Investment securities (losses) gains	(383)	(171)	—	8,051	6,016
Other income	3,237	4,538	5,176	1,272	3,474

Total noninterest income	$23,143	$24,028	$25,956	$22,282	$22,393

Salaries and employee benefits	$31,018	$32,294	$32,740	$31,403	$29,947
Occupancy	7,562	6,834	6,529	6,139	7,461
Professional services	2,219	2,945	2,737	2,615	2,253
Equipment	3,052	3,355	3,076	2,979	3,072
Data processing services	4,352	4,636	4,702	4,767	4,629
Advertising and public relations	569	1,512	1,605	2,116	1,297
Postage and delivery	1,116	1,075	1,187	1,295	1,014
Other loan expenses	5,255	5,431	4,355	4,551	5,974
Losses on other real estate (ORE)	9,122	930	1,967	3,778	6,763
ORE expenses	1,768	1,653	1,327	800	1,190
Intangible asset amortization	828	851	908	1,034	1,130
Other expense	14,795	15,718	13,607	15,533	13,373

Total noninterest expense	$81,656	$77,234	$74,740	$77,010	$78,103

Summary of Loan Loss Experience

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2011	2010	2010	2010	2010

Allowance for loan losses — beginning of period	$296,031	$324,046	$321,841	$322,377	$338,940

Provision for loan losses	88,724	131,296	89,617	70,614	101,355

Charge-offs:
Commercial and industrial	29,712	24,634	6,083	10,943	12,356
Small business	4,078	2,747	2,061	1,398	1,169
Commercial real estate	118,721	119,986	45,910	51,183	15,976

Total commercial	152,511	147,367	54,054	63,524	29,501
Residential mortgage	3,403	6,141	23,353	705	80,729
Direct consumer	6,468	7,701	10,256	5,907	7,528
Indirect consumer	2,472	3,647	2,808	4,028	3,813

Total charge-offs	164,854	164,856	90,471	74,164	121,571

Recoveries:
Commercial and industrial	1,603	1,017	1,321	899	623
Small business	174	309	89	38	46
Commercial real estate	913	2,813	579	829	1,319

Total commercial	2,690	4,139	1,989	1,766	1,988
Residential mortgage	3	42	15	80	583
Direct consumer	972	587	452	386	453
Indirect consumer	551	777	603	782	629

Total recoveries	4,216	5,545	3,059	3,014	3,653

Net charge-offs	160,638	159,311	87,412	71,150	117,918

Allowance for loan losses — end of period	$224,117	$296,031	$324,046	$321,841	$322,377

Average Balances, Yields and Rates

			Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$416,756	0.25%	$512,068	0.25%	$696,016	0.25%
Investment securities:
Taxable	2,313,467	3.39	2,076,584	3.39	1,756,812	4.16
Tax-exempt	278,679	6.81	300,838	6.76	492,968	6.60
FHLB and Federal Reserve stock	143,873	3.16	150,871	2.67	155,084	2.61
Portfolio loans:
Commercial and industrial	1,422,574	4.59	1,583,285	4.67	1,874,944	4.87
Commercial real estate	2,045,360	5.30	2,422,033	5.31	2,791,395	5.24
Residential mortgage	741,818	4.76	778,572	4.90	988,859	4.78
Direct consumer	1,024,979	6.12	1,068,615	6.11	1,201,799	6.05
Indirect consumer	816,676	6.79	829,969	6.84	797,482	6.87

Total portfolio loans	6,051,407	5.40	6,682,474	5.43	7,654,479	5.39
Loans held for sale	26,860	5.50	45,993	7.72	83,972	1.90

Total earning assets	9,231,042	4.67	9,768,828	4.73	10,839,331	4.85
Nonearning Assets
Cash and due from banks	143,957		146,433		209,126
Premises and equipment	104,399		105,509		109,696
Investment security fair value adjustment	32,229		63,711		42,462
Other nonearning assets	682,526		707,579		710,158
Assets of discontinued operations	—		—		328,378
Allowance for loan losses	(295,232)		(323,742)		(335,970)

Total assets	$9,898,921		$10,468,318		$11,903,181

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$951,770	0.23	$941,221	0.24	$1,075,943	0.31
Savings deposits	2,629,296	0.40	2,629,442	0.49	2,490,158	0.69
Time deposits	2,753,306	1.95	3,035,501	2.06	3,709,529	2.68
Short-term borrowings	41,187	0.18	41,591	0.18	36,542	0.27
Long-term debt	971,076	4.08	1,159,760	4.34	1,449,748	4.47

Total interest-bearing liabilities	7,346,635	1.44	7,807,515	1.64	8,761,920	2.11
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,395,588		1,358,685		1,268,583
Other liabilities	154,408		156,920		134,510
Liabilities of discontinued operations	—		—		415,154
Shareholders’ equity	1,002,290		1,145,198		1,323,014

Total liabilities and shareholders’ equity	$9,898,921		$10,468,318		$11,903,181

Interest Spread		3.23%		3.09%		2.74%
Contribution of noninterest bearing sources of funds		0.30		0.33		0.40

Net Interest Margin		3.53%		3.42%		3.14%